UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Sizeler Property Investors, Inc.

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SIZELER PROPERTY INVESTORS, INC.

The attached materials are being filed with the Securities and Exchange Commission by Sizeler Property Investors, Inc. (the “Company”) in connection with the solicitation of proxies for the 2005 Annual Meeting of Stockholders. Specifically, on or about April 29, 2005, the attached letter and schedule will be mailed to the Company’s shareholders as part of the Company’s annual report.

[Sizeler Property Investors, Inc. Letterhead]

April 12, 2005

Fellow Shareholders:

On behalf of the Board of Directors, I am pleased to report that your Company is actively executing the expanded strategic plan we adopted in August 2004 for growing funds from operations (FFO) and enhancing shareholder value. Sizeler’s strategic plan includes:

•	Strengthening our balance sheet, including through the sale of appreciated assets;

•	Reducing expenses;

•	Upgrading our properties;

•	Focusing development and acquisitions on fast growing markets, particularly in Florida, where management can capitalize on its market expertise; and

•	Achieving relative balance between apartment and retail assets.

In addition to summarizing Sizeler’s 2004 financial results, this letter presents your Company’s accomplishments to date in advancing our strategic plan, and the strong position from which we will operate in 2005.

2004 Summary Financial Results

For the year ended December 31, 2004:

•	Basic funds from operations (FFO) available to common shareholders was $10.5 million, or $0.80 per share based on weighted average shares outstanding of 13,167,000 for the twelve months ended December 31, 2004. FFO reflected temporary lost revenues and costs associated with the Company’s apartment upgrade initiative, which, as discussed further below, is yielding significant improvements in occupancy rates.

•	Common shareholders received aggregate dividends of $0.66 per share.

•	Operating revenue totaled $51.4 million.

•	Operating expenses were $39.7 million.

•	General and administrative costs were $6.9 million.

•	Interest expense was $13.5 million.

•	Net income was $16.4 million. Net income available to common shareholders was $15.5 million, or $1.18 per share.

•	As of December 31, 2004, the Company’s gross investment in real estate totaled $395 million and consisted of approximately 59%, or $232 million, in retail properties and approximately 41%, or $163 million, in apartment communities.

•	Shareholders Equity at December 31, 2004 was approximately $98.9 million.

2004 and 2005 Accomplishments Under Sizeler’s Strategic Plan

On August 6, 2004, we announced an expanded strategic initiative for enhancing shareholder value. Under this strategic plan, we seek to grow revenues by continuing and expanding the successful property upgrade program begun in 2002, and by focusing our development and acquisition efforts in fast-growing markets, particularly in Florida, where management can leverage its market expertise.

In order to fund greater development and acquisition activity, the strategic plan calls for the Company to reduce operating expenses and interest expenses through debt reduction. In addition, the Company will opportunistically sell appreciated assets, to generate additional capital to fund new development and acquisition projects directly, with any proceeds being used to reduce debt pending re-investment. This use of capital reduces interest expense and overall debt-to-equity levels, in the latter case by both reducing debt and increasing Stockholders’ Equity.

Finally, under the plan, we will seek to achieve a relative balance between our apartment and retail assets, which we believe helps mitigate earnings volatility because these property types have proven to be counter-cyclical to each other as evidenced by the respective performance of these asset classes over the years.

Our property upgrade program has been instrumental in the dramatic improvement in overall apartment occupancy rates from 2003 to 2004. In Mobile, Alabama, where we began our upgrade initiative, the aggregate occupancy rate for our four apartment properties, with more than 1,300 units, grew from approximately 85% at the end of 2003 to nearly 96% at the end of 2004. Company-wide, occupancy grew from approximately 89% at year-end 2003 to approximately 95% at year-end 2004.

As a result of Sizeler’s development activity, 286 apartment units were added in 2004, including 204 units through the completion of the Governors Gate II project in Pensacola, Florida, and 82 units through the partial completion of Greenbrier Estates in Slidell, Louisiana. Sizeler’s apartment portfolio now consists of 15 properties, and when the remaining 62 units at Greenbrier Estates come on-line in 2005, and after the sale of Bryn Mawr Apartments that is mentioned below, we will have 3,063 units in the portfolio. We are also the beneficiary of enabling legislation, resulting from lobbying efforts, that will allow us to develop a new property in Slidell, Louisiana.

As referenced above, we have been successful in implementing components of our strategy for funding greater development and acquisition activity through the opportunistic sale of appreciated assets. In late 2004, we sold the Lakeview Club apartments in Ft. Lauderdale, Florida, for $41.2 million, reflecting a 4.2% trailing cap rate and a gain of approximately $17.9 million. With the proceeds of that sale, we reduced indebtedness by $40.5 million.

Most recently, we announced a definitive agreement to sell our Bryn Mawr Apartments property in Naples, Florida at a trailing cap rate of approximately 4.5%. We have received a $1 million non-refundable cash deposit from the purchaser, and we expect the sale of the property to close in early May 2005, subject to customary closing conditions, at which time we will be in a position to make more detailed disclosures about this transaction. Consistent with our strategic plan, we intend to use the net proceeds from this sale to repay indebtedness, pending funding of additional development and acquisition activities.

Recent Sale of Equity Positions Sizeler to Enhance Development and Acquisition Activities

In March 2005, Sizeler Property Investors completed a transaction that will enable your Company to significantly reduce its interest expense, strengthen its balance sheet, and be well positioned to enhance development and acquisition activities in high growth markets. In addition, on a pro forma basis, the transaction is accretive to FFO per share for the year ended December 31, 2004 (see Schedule 1 attached).

Specifically, Sizeler sold 2.649 million newly registered shares of common stock under our existing shelf registration statement to a limited number of leading institutional REIT investors, including affiliates or clients of TIAA-CREF Investment Management LLC, RREEF America LLC, Heitman Real Estate Securities LLC, and Palisade Capital Management LLC. The offering provided Sizeler with net proceeds of approximately $27.2 million.

With these and other funds available to Sizeler, we recently issued a notice to call all of our outstanding 9.0% Convertible Subordinated Debentures due July 15, 2009 for redemption on May 2, 2005. The debentures will be redeemed at par plus accrued interest to the redemption date. Until the May 2, 2005 redemption date, debenture holders have the right to convert their debentures into Sizeler common stock at a conversion price of $11.00 per share. The indenture trustee, JPMorgan Chase & Co., has issued an official redemption notice, together with instructions for redeeming or converting the debentures.

Our equity sale has improved your Company’s key financial metrics as is illustrated by the following pro forma presentations of 2004 financial data, which assume either full redemption or full conversion of the debentures:

	Actual (see Note below)	Pro Forma Equity Sale and 100% Debenture Redemption	Pro Forma Equity Sale and 100% Debenture Conversion
Net Debt-Market Capitalization	52.5%	44.3%	28.0%
Fixed Charge Coverage	1.61x	2.17x	2.72x
Equity Market Capitalization	$159.8 million	$191.9 million	$254.2 million
Annual Interest Expense	$13.5 million	$9.6 million	$7.3 million
FFO Per Share	$0.80	$0.93	$0.81

Note: All financial information in the table above is at December 31, 2004 or for the year then ended, except for information derived from the market price for Sizeler’s common stock, which is as of the close on March 14, 2005. Schedule I to this letter provides reconciling data for the actual and pro forma financial information set forth in the table above with the financial measures from which such data was derived.

Your Board of Directors holds a long-term commitment to growing shareholder value, including growing FFO. As a financially stronger Company, we believe we are well- positioned to continue to deliver accomplishments under our strategic plan, including pursuing additional development and acquisition activities that we believe will benefit each of our shareholders. We are excited by these growth opportunities, and look forward to reporting to you on our continued progress in the months ahead.

Thank you for your investment in Sizeler Property Investors, and for your continued support of the Company.

Respectfully,

/s/ Sidney W. Lassen

Sidney W. Lassen

Chairman and Chief Executive Officer

Forward-Looking Statements

This 2004 Annual Report to Shareholders may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this Annual Report, whether as a result of new information, future events, changes in assumptions or otherwise.

PROXY SOLICITATION

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY’S SCHEDULE 14A FILED ON APRIL 19, 2005. SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER’S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON APRIL 19, 2005), AT THE SEC’S INTERNET WEBSITE WWW.SEC.GOV AND ALSO ON SIZELER’S INTERNET WEBSITE WWW.SIZELER.NET. THE SCHEDULE 14A FILED APRIL 19, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT FOR THE 2005 ANNUAL MEETING ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).

Schedule I

Reconciliation of Actual and Pro Forma Financial Information

	Actual (1)	Pro Forma for Full Debenture Redemption	Pro Forma for Full Debenture Conversion
Net Debt-Market Capitalization (2)	52.5%	44.3%	28.0%
Fixed Charge Coverage (3)	1.61x	2.17x	2.72x
Equity Market Capitalization (4)	$159.8 million	$191.9 million	$254.2 million
Annual Interest Expense (5)	$13.5 million	$9.6 million	$7.3 million
FFO Per Share (6)	$0.80	$0.93	$0.81

(1)	All historical financial information data is derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 14, 2005.

(2)	Actual Net Debt-to-Market Capitalization represents: (i) total bank, mortgage and debenture debt of $192,270,000 at December 31, 2004, reduced by available cash balance of $6,297,000 as of December 31, 2004; (ii) adjusted for the assumed full debenture redemption on January 1, 2004, assuming application of net proceeds of approximately $27,193,000 from the equity offering and assumed additional debt of approximately $29,687,000 to be drawn from Company’s lines of credit; and (iii) adjusted for the assumed full debenture conversion on January 1, 2004, assuming issuance of 5,145,000 shares of common stock upon full debenture conversion and application of net proceeds of approximately $27,193,000 from the equity offering to repay other indebtedness outstanding at December 31, 2004.

(3)	Fixed Charge Coverage, Annual Interest Expense and FFO Per Share reflects (i) actual interest expense for the year ended December 31, 2004 of $13,472,000, (ii) adjusted for assumed full debenture redemption, assuming elimination of $5,094,000 of interest expense on the 9% convertible subordinated debentures for the year ended December 31, 2004 based on the assumption that the debentures were redeemed in full on January 1, 2004 with net proceeds of the equity offering of approximately $27,193,000, approximately $29,687,000 drawn on the Company’s line of credit at an assumed interest cost of approximately $1,187,000 (based on a weighted average interest rate of 4.0% per annum) and is before a non-recurring charge for the write-off of deferred financing costs of up to approximately $1.2 million which would occur on the redemption of the debentures (or a partial write-off of such amount if only a partial redemption were to occur); and (iii) adjusted for assumed full debenture conversion as of January 1, 2004, assuming elimination of $5,094,000 of interest expense on the debentures for the year ended December 31, 2004 and elimination of approximately $1,088,000 of interest cost (based on a weighted average interest rate of 4.0% per annum) on debt assumed to be repaid with the net proceeds of approximately $27,193,000 from the equity offering.

(4)	Based upon stock price of $12.10 per share, the closing stock price as of March 14, 2005. Shares outstanding reflect (i) actual outstanding of 13,210,000 for the year ended December 31, 2004, (ii) for full debenture redemption as of January 1, 2004, assumed outstanding of 15,859,000 to reflect 2,649,000 shares issued in this offering; and (iii) for full debenture conversion as of January 1, 2004, assumed outstanding of 21,004,000 shares to reflect 5,145,000 shares issued upon debenture conversion and 2,649,000 shares issued in this offering.

(5)	Annual interest expense is adjusted in accordance with the assumptions set forth in note (3).

(6)	FFO Per Share reflects assumptions per footnote (3) above and weighted average shares outstanding of (i) 13,167,000 for the historical amount or the year ended December 31, 2004, (ii) for full debenture redemption 15,816,000 as of January 1, 2004 and is before a non-recurring charge for the write-off of deferred financing costs of up to approximately $1.2 million which would occur on the redemption of the debentures (or a partial write-off of such amount if only a partial redemption were to occur) and (iii) for full debenture conversion 20,961,000 as of January 1, 2004 and in each case based upon the assumptions in note (4).